SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT (the "*Agreement*") is made and entered into as of the 21st day of March, 2014 by and among **FROZEN FOOD GIFT GROUP, INC.**, a corporation organized and existing under the laws of the State of Delaware ("*FROZ*" or the "*Company*"), **APT GROUP, INC.**, a corporation organized and existing under the laws of the State of Missouri ("*APT*"), and the several Persons signing this Agreement as APT Shareholders on the signature pages to this Agreement (the "*Sellers*"). Each of FROZ and APT are sometimes referred to herein as a "*Party*" and, collectively, as the "*Parties*".

WHEREAS, the Company is a corporation which is publicly reporting with the US Securities and Exchange Commission ("*SEC*"), and the common stock of which is traded in the Over-the-Counter Stock Market under the symbol FROZ;

WHEREAS, APT is a company which, together with its subsidiaries (collectively, the "*Subsidiaries*") is engaged the manufacture and distribution of a variety of recreational, utility, and power sports products under the brand name ***Motovox***; and

WHEREAS, the Parties desire to enter into a share exchange transaction (the "*Transaction*"), pursuant to which the shareholders of APT shall exchange up to one hundred percent (100%) of the total issued and outstanding shares of APT (the "*APT Shares*") for their pro rata percentage of the Exchange Shares (as defined below), resulting in APT being a wholly-owned or controlled subsidiary of the Company, and the Company being controlled by the existing shareholders of APT.

Now, therefore, in consideration of the foregoing premises, and the mutual promises and agreements herein made, and for other good and valuable consideration, the value and adequacy of which are hereby acknowledge, the Parties, intending to be legally bound, hereby agree as follows:

1. Definitions. As used herein, the following terms shall have the following meanings:

"*Action*" has the meaning given to it in Section 3(m) of this Agreement.

"*APT*" means APT Group, Inc., a Missouri corporation.

"*APT Indemnified Person*" means any and all current and former shareholders, officers, directors, partners, employees, contractors, attorneys, agents and representatives of APT.

"*APT Shares*" means shares of APT Group, Inc.

"*APT Shareholder*" means any record holder of APT shares.

"*Claim*" has the meaning given to it in Section 8(d) of this Agreement.

"*Claim Notice*" has the meaning given to it in Section 8(d) of this Agreement.

"*Closing*" has the meaning given to it in Section 2.5 of this Agreement.

"*Closing Date*" has the meaning given to it in Section 2.5 of this Agreement.

"*Confidential Information*" means any information concerning the business, assets, intellectual properties, financial condition, prospects and other affairs of a Party that is not already generally available to the public.

"*Contract*" means any contract, agreement, arrangement or undertaking of a Party, whether oral or written, absolute, contingent, unilateral or otherwise, which creates a Liability of such Party.

"*Disclosure Schedule*" has the meaning given to it in Section 3 of this Agreement.

"*Effective Time*" has the meaning given to it in Section 2.5 of this Agreement.

"*Escrowed Shares*" has the meaning given to it in Section 8(i) of this Agreement.

"*Exchange Shares*" means the securities underlying the Exchange Units and issued to the APT Shareholders in exchange for their respective APT Shares, and are comprised of (a) shares of FROZ Common Stock and shares of FROZ Series E Preferred Stock which, in the aggregate, shall equal ninety-five percent (95%) of the total number of FROZ Shares issued and outstanding immediately following the Closing; and (b) one share of FROZ Series C Preferred Stock, having a par value of $0.00001 per share.

"*Exchange Unit*" has the meaning given to it in Section 2.2 of this Agreement.

"*Financial Statements*" means, with respect to the Person for which such Financial Statements have been prepared, the balance sheet of such Person as at the periods ended on the date indicated, and statements of income, stockholders' equity and cash flows of such Person for the respective periods so indicated.

"*FROZ*" and the "*Company*" mean Frozen Food Gift Group, Inc., a Delaware corporation.

"*FROZ Common Stock*" means the authorized and/or issued and outstanding common stock of FROZ having a par value of $0.00001 per share.

"*FROZ Indemnified Person*" means any and all current and former shareholders, officers, directors, partners, employees, contractors, attorneys, agents and representatives of FROZ.

"*FROZ Share*" means any share of FROZ Common Stock or FROZ Preferred Stock issued and outstanding immediately prior to the Closing.

"*GAAP*" means United States generally accepted accounting principles as in effect from time to time.

"*Indebtedness*" means, without duplication, with respect to any Person (i) all obligations for borrowed money or extensions of credit (including bank overdrafts and advances), (ii) all obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations as lessee capitalized in accordance with GAAP, (v) all obligations of others secured by a Lien on any asset, whether or not such obligations are assumed, (vi) all obligations, contingent or otherwise, directly or indirectly guaranteeing any obligations of any other Person, all obligations to reimburse the issuer in respect of letters of credit or under performance or surety bonds, or other similar obligations, (vii) all obligations in respect of bankers' acceptances and under reverse repurchase agreements, and (viii) all obligations in respect of futures Contracts, swaps, other financial Contracts and other similar obligations (determined on a net basis as if such Contract or obligation was being terminated early on such date).

"*Indemnified Party*" has the meaning given to it in Section 8(d) of this Agreement.

"*Indemnifying Party*" has the meaning given to it in Section 8(d) of this Agreement.

"*IRS*" means the Internal Revenue Service.

"*Knowledge*" means the actual knowledge of the executive officer of the Party making a representation, after due inquiry and investigation.

"*Law*" means any federal, state, local or foreign statute, regulation, rule or other law.

"*Liability*" means any obligation, responsibility, duty or other liability owed by one Person to another Person or Persons.

"*Lien*" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, material men's, and similar liens, (b) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

"*Losses*" means any and all claims, losses, royalties, liabilities, damages, deficiencies, diminution in value, interest and penalties, costs and expenses (including reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding).

"*Material Adverse Effect*" means any material event or condition which produces or

results in an adverse effect upon (a) the business, properties, assets, liabilities, profits, operations, results of operations or condition (financial or otherwise) of the Company taken as a whole, or (b) the authority or ability of a Party to perform its obligations under this Agreement, but shall not be deemed to include any adverse changes resulting from general economic, regulatory or political conditions, nor circumstances that affect the industries in which a Party operates generally, unless expressly directed at or disproportionately affecting such Party.

"*Most Recent 10-Q*" has the meaning given to it in Section 3(f) of this Agreement.

"*Most Recent Fiscal Quarter End*" shall mean the last date of the fiscal quarter most recently ended prior to the date a relevant representation is made.

"*Ordinary Course of Business*" means the ordinary course of business of a Party consistent with the past custom and practice of such Party (including with respect to quantity and frequency).

"*Party*" means APT, FROZ or a Seller, and "*Parties*" means all of them collectively.

"*Person*" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

"*SEC*" means the US Securities and Exchange Commission.

"*Securities Act*" means the Securities Act of 1933, as amended.

"*Securities Exchange Act*" means the Securities Exchange Act of 1934, as amended.

"*Sellers*" means the APT Shareholders who enter into this Agreement and agree to exchange their respective APT Shares to the Company for their pro rata portion of FROZ Common Stock issued to them in accordance with the terms of this Agreement.

"*Subsidiary*" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

"*TCA Share*" means one (1) share of FROZ Series D Preferred Stock which shall grant to TCA Global Credit Master Fund, L.P. ("*TCA*") the right, upon the occurrence of certain events as mutually agreed among the parties to that certain Senior Secured Revolving Credit Facility Agreement in the Amount of $9,000,000 (the "*TCA Agreement*"), to exercise such number of votes of FROZ (post-transaction) as represents fifty-one percent (51%) of the total voting power of the Company until such time as the events triggering such action have been resolved.

"*Transaction*" means the share exchange transaction being entered into by the Parties subject to and in accordance with the terms and conditions of this Agreement.

"*Transfer Agent*" has the meaning given to it in Section 2(e) of this Agreement.

2. Share Exchange.

2.1 Offer, Purchase and Sale of Shares. Subject to the terms and conditions of this Agreement, the APT Shareholders hereby covenant and agree to sell, assign and transfer to FROZ, and FROZ hereby covenants and agrees to purchase from the APT Shareholders all of the APT Shares held by them, free and clear of all Liens.

2.2 Consideration. As consideration for the sale of their APT Shares by the APT Shareholders to the Company, the Company shall issue to each APT Shareholder, a unit (an "*Exchange Unit*") consisting of (a) shares of FROZ Common Stock in the amount set out opposite each such APT Shareholder's name in Schedule 2.2 attached hereto, on the basis of 282.97 Exchange Shares for each APT Share sold by an APT Shareholder; (b) shares of FROZ Series E Voting Preferred Stock in the amount set out opposite each such APT Shareholder's name in Schedule 2.2 attached hereto, and convertible on the basis of 500 Common Shares for each APT share sold by an APT shareholder, at any time and from time to time after twelve (12) months following the Closing; and (c) one (1) share of FROZ Series C Non Voting Preferred Stock, which Series C Non Voting Preferred Stock shall be convertible , at any time and from time to time after eighteen (18) months following the Closing by the holder thereof into shares of FROZ Common Stock equal to one hundred percent (100%) of the number of shares of FROZ Common Stock in accordance with Section 2.2(a) above. The APT Shareholders acknowledge and agree that each Exchange Unit, and the securities underlying it, is being issued pursuant to an exemption from the prospectus and registration requirements of the Securities Act. Each APT Shareholder further acknowledges that such Person has received a Confidential Private Placement Memorandum, prepared by FROZ, meeting the requirements of Rule 502(b) of Regulation D. The APT Shareholders agree to abide by all applicable resale restrictions and hold periods as required by applicable securities law. All certificates representing the Exchange Shares issued on Closing will be endorsed with the following legend pursuant to the Securities Act in order to reflect the fact that the Exchange Shares will be issued to the APT Shareholders pursuant to an exemption from the registration requirements of the Securities Act:

> "THIS SECURITY HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY STATE SECURITIES DEPARTMENT, IN RELIANCE UPON THE EXEMPTION FROM REGISTRATION PROVIDED IN SECTION 4(2) OF THE ACT AND REGULATION D THEREUNDER. AS SUCH, THE PURCHASE OF THIS SECURITY WAS NECESSARILY WITH THE INTENT OF INVESTMENT AND NOT WITH A VIEW FOR DISTRIBUTION. THEREFORE, ANY SUBSEQUENT TRANSFER OF THIS SECURITY OR ANY INTEREST THEREIN WILL BE UNLAWFUL UNLESS IT IS REGISTERED UNDER THE ACT OR UNLESS AN EXEMPTION FROM REGISTRATION IS

AVAILABLE. FURTHERMORE, IT IS UNLAWFUL TO CONSUMMATE A SALE OR TRANSFER OF THIS SECURITY, OR ANY INTEREST THEREIN, WITHOUT THE OPINION OF COUNSEL FOR THE COMPANY THAT THE PROPOSED TRANSFER OR SALE DOES NOT AFFECT THE EXEMPTIONS RELIED UPON BY THE COMPANY IN ORIGINALLY DISTRIBUTING THIS SECURITY."

2.3 Share Exchange Procedure. Each APT Shareholder may exchange his, her or its certificate representing the APT Shares by delivering such Person's certificate(s) evidencing such APT Shares to FROZ, duly executed and endorsed in blank (or accompanied by duly executed stock powers duly endorsed in blank), in each case in proper form for transfer, with signatures guaranteed, and, if applicable, with all stock transfer and any other required documentary stamps affixed thereto and with appropriate instructions to allow the transfer agent to issue certificates evidencing the applicable number of Exchange Shares to each such APT Shareholder, in accordance with the terms of this Agreement.

2.4 No Fractional Shares. Notwithstanding any other provision of this Agreement, no certificate for fractional shares of Exchange Shares will be issued in the Transaction. All APT Shareholders who would receive a fractional Exchange Share shall have such Person's certificate rounded up to the nearest whole Exchange Share.

2.5 Closing. Subject to the performance or waiver of all of the conditions to Closing set forth below, the Closing of the Transaction will take place on the date which is three (3) business days from the date that each Party has notified the other that all conditions to Closing for which such Party is responsible have been satisfied or waived, but not later than April 30, 2014, or such later date as may be mutually agreed by FROZ and APT (the "*Closing Date*"). The consummation of the several transactions contemplated by this Agreement (the "*Closing*") shall take place at the offices of August Law Group, P.C., 19200 Von Karman, Suite 900, Irvine, CA 92612, at 10:00 am on the Closing Date (the "*Effective Time*"), or such other location or time as FROZ and APT may subsequently agree.

2.6 Restricted Securities. The APT Shareholders acknowledge that the Exchange Shares issued pursuant to the terms and conditions set forth in this Agreement will have such hold periods as are required under applicable securities laws and as a result may not be sold, transferred or otherwise disposed, except pursuant to an effective registration statement under the Securities Act, or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and in each case only in accordance with all applicable securities laws.

2.7 Post-Transaction Capitalization. Immediately following the Closing, the capitalization of the Company shall be as follows (subject to updating share issuances between today's date and the Closing Date):

(a) the Company shall have 20,000,000,000 shares of FROZ Common Stock authorized, of which 897,071,625 shares shall be issued and outstanding, and 500,000,000 shares

of Preferred Stock authorized, further designated into two classes of Preferred Stock identified as (i) Series A Preferred Stock, of which 9,118,108 shares are authorized and none are issued and outstanding; and (ii) Series B Preferred Stock, of which 20,500,000 shares are authorized and 500,000 shall be issued and outstanding. Each share of Series A Preferred Stock is convertible into 9,118,108 shares of FROZ Common Stock, and each share of Series B Preferred Stock is convertible into five hundred (500) shares of FROZ Common Stock. At the Closing, the Company shall have filed with the Secretary of State of Delaware to designate three additional classes of Preferred Stock, to be identified as follows: (iii) Series C Non-Voting Preferred Stock to be issued to all APT Shareholders as a part of the Exchange Units pursuant to Section 2.2 of this Agreement, and exclusively to one (1) APT Shareholder (representing such shareholder's complete consideration for his APT Shares, and convertible into the same number of shares of common stock as he would otherwise be entitled to receive hereunder, at any time and from time to time after eighteen (18) months following the Closing; (iv) one share of Series D Preferred Stock, representing the TCA Share to be issued to TCA pursuant to this Agreement; and (v) Series E Voting Preferred Stock, (representing such shareholders' complete consideration for their APT Shares, and convertible into the same number of shares of common stock as each would otherwise be entitled to receive hereunder, at any time and from time to time after twelve (12) months following the Closing;

(b) the number of shares of FROZ Common Stock issued to APT Shareholders hereunder shall equal approximately 2,735,501,964 shares, representing, collectively, ninety-five percent (95%) of the total number of shares of FROZ Common Stock issued and outstanding as of the Closing Date; and

(c) of the remaining shares of FROZ Common Stock, 747,527,969 shares comprise the number of shares of FROZ Common Stock which are not, as of such date, identified as restricted shares on the books and records of the Transfer Agent.

3. Representations and Warranties of the Company. FROZ represents and warrants to APT and the APT Shareholders that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3), except as set forth in the disclosure schedules accompanying this Agreement and initialed by FROZ and APT (the "*Disclosure Schedule*"). The numbers of each page of the Disclosure Schedule will be arranged to correspond to the lettered and numbered paragraphs of this Agreement to which such schedule relates.

(a) Organization, Qualification, and Corporate Power. FROZ is a corporation duly organized, validly existing, and in good standing under the laws of the state of Delaware. FROZ is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a Material Adverse Effect on the Company or on the ability of the Parties to consummate the transactions contemplated by this Agreement. FROZ has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties

owned and used by it. The Company will provide to APT as indicated herein true, complete and correct copies of its Certificate of Incorporation and Bylaws, as currently in effect, and no change has been or will be made thereto through and including the Effective Time of the Closing.

(b) Due Authorization of Transaction. FROZ has full corporate power and authority to enter into and perform this Agreement and the other obligations it is required to perform hereunder, subject to any shareholder or Board approval which may be required to consummate the Transaction. Each Person signing this Agreement, and every other document or instrument executed on behalf of FROZ in connection with this Transaction, is and shall be the duly elected executive officer of FROZ indicated by such Person's signature, with full power and capacity to execute and deliver this Agreement for and on behalf of FROZ. This Agreement constitutes the valid and legally binding obligation of FROZ, enforceable against it by any Court of competent jurisdiction in accordance with its terms and conditions.

(c) Non-contravention. Neither the execution and delivery of this Agreement or any other closing document entered into in accordance with the terms hereof, nor the consummation of the Transaction contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or Court to which FROZ is subject or any provision of the charter or Bylaws of FROZ, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any Contract to which FROZ is a party or by which it is bound or any of its assets is subject (or result in the imposition of any Lien upon any of its assets), unless otherwise noted in Section 3(c) of the Disclosure Schedule. Other than as set forth in Section 3(c) of the Disclosure Schedule, FROZ does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of, any government or governmental agency, or any other Person in order for the Parties to consummate the Transaction.

(d) Capitalization. As of the date hereof, and as of the Closing Date, the entire authorized capital stock of FROZ consists of 20,000,000,000 shares of capital Common Stock, having a par value of $0.00001, and 500,000,000 shares of capital Preferred Stock authorized, having a par value of $0.00001, and further designated into two classes of Preferred Stock identified as (i) Series A Preferred Stock, of which 9,118,108 shares are authorized and none are issued and outstanding; and (ii) Series B Preferred Stock, of which 20,500,000 shares are authorized and 20,500,000 are issued and outstanding. The designated Preferred Stock has the designations set forth in the Special Designations for Series A Preferred Stock and Series B Preferred Stock filed with the Secretary of State of Delaware. As of the Closing Date, (A) all shares of Series B Preferred Stock

which the Company may have issued (other than 500,000 shares being retained by FROZ stockholder Matthew Schissler) shall have been cancelled and of no further effect; and (B) the Company shall have designated the Shares of Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock with the Secretary of State of Delaware. All of the shares of FROZ Common Stock, and of Series C, Series D and Series E Preferred Stock shall have been duly authorized and, upon their issuance as of the Closing Date, will be validly issued, fully paid, and non-assessable. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, or other rights of any kind convertible into, or exercisable or exchangeable for, or other Contracts or commitments that could require FROZ to issue, sell, or otherwise cause to become outstanding, any of its capital stock, nor any preemptive, anti-dilutive or other, similar rights granted to any person. There is no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights created by or otherwise involving FROZ. Section 3(d)(ii) of the Disclosure Schedule is a copy of the Company's shareholder list furnished by its transfer agent as of a date not less than five (5) business days prior to the Closing Date.

(e) No Subsidiaries. The Company does not have any subsidiaries. The Company does not directly or indirectly own or have any capital stock or other equity interest in any other Person (including, without limitation, any contractual, joint venture, profit sharing or other similar quasi-equity arrangement), and there are no Contracts to effect any of the foregoing to which the Company is a party.

(f) Financial Statements. Attached as Section 3(f) of the Disclosure Schedule are the Financial Statements of the Company as reported in its most recent Quarterly Report on Form 10-Q/A, filed with the SEC on February 14, 2014 and reporting for the quarterly period ended September 30, 2013 (the "*Most Recent 10-Q*"). To the Company's knowledge, the Financial Statements contained in the Most Recent 10-Q (i) have been prepared from, and are in accordance with, the books and records of the Company consistently applied, (ii) are complete and correct and in accordance with such books and records, (iii) present fairly the financial position and results of operations of the Company in all material respects at the dates and for the periods indicated, and (iv) have been prepared in accordance with GAAP (except for year-end adjustments and notes with respect to any interim financial statements) or are accompanied by a statement disclosing any deviations from GAAP. All Financial Statements subsequently prepared by or for the Company have been prepared in the same manner as those contained in the Most Recent 10-Q.

(g) Events Subsequent to Most Recent 10-Q. Since the fiscal quarter ended September 30, 2013: (i) change in the business or condition (financial or otherwise), operations or results of operations of the Company, or to the Company's Knowledge, current prospects, other than changes in the Ordinary Course of Business (which changes have not, individually or in the aggregate, had

a Material Adverse Effect); (ii) declaration, setting aside, or payment of any dividend or any distribution (in cash or in kind) with respect to any securities of the Company, or any sale or direct or indirect redemption, purchase or other acquisition of securities of the Company; (iii) increase in or commitment to increase compensation, benefits, or other remuneration, or accrual or arrangement, whether direct or indirect, or payment of, bonuses or special compensation of any kind, or any severance or termination pay, to for the benefit of, any present or former officer, director, employee or shareholder of the Company; (iv) borrowing or incurrence of any indebtedness, contingent or otherwise, by or on behalf of the Company or any endorsement, assumption, or guarantee of payment or performance of any such indebtedness or any Liabilities of any other Person by or on behalf of the Company; (v) any change made by the Company with respect to its tax or financial accounting, or making of any tax election; (vi) issuance by the Company of any security, including without limitation any option, warrant or right to receive any security; (vii) waiver or release of any right or claim of the Company or cancellation of any debts or claims; or (viii) make any Contract with any Person to do any of the foregoing.

(h) Undisclosed Liabilities. Except as set forth in Section 3(h) of the Disclosure Schedule, FROZ has no Liability (whether known or unknown, whether asserted or un-asserted, whether absolute or contingent, whether accrued or un-accrued, whether liquidated or un-liquidated, and whether due or to become due), including any Liability for taxes, except for Liabilities set forth on the face of the balance sheet filed with the Most Recent 10-Q.

(i) Indebtedness of the Company. Section 3(i) of the Disclosure Schedule is a true and complete list of all Indebtedness of the Company as of the date hereof and as of the Effective Time, stating for each the name and address of the creditor, the principal amount of the Indebtedness, the effective interest rate applicable to such Indebtedness, whether a Contract exists as of such dates providing for the conversion of such Indebtedness and the terms of conversion, and the total outstanding balance of principal and accrued but unpaid interest on such Indebtedness as of such dates. None of the Company's Indebtedness is usurious under the laws of any applicable jurisdiction. The Company has not received notice of default from any Person in respect of any such Indebtedness, and the Company would not be in default, whether with the giving of notice, the passage of time or otherwise, under any such Indebtedness.

(j) Taxes. The Company has filed or caused to be filed, on a timely basis, all tax returns, and such tax returns are true, correct and complete in all respects. All taxes due and owing by the Company (whether or not reflected on any tax return) have been timely and fully paid when due and there are no grounds for the assertion or assessment of additional taxes against the Company or its assets. The Company has timely and properly withheld and paid all taxes required to have been withheld and paid in connection with any amounts paid or owing to any

employee, independent contractor, creditor, stockholder or other third party. No tax audits or administrative or judicial tax proceedings are pending or being conducted with respect to the Company in any jurisdiction, and the Company has not received from any tax authority in any jurisdiction any (i) notice indicating an intent to open an audit or other review; (ii) request for information related to tax matters; or (iii) notice or deficiency or proposed adjustment for any amount of tax proposed, asserted, or assessed by any tax authority against the Company. The Company has not waived any statutes of limitation in respect of taxes or agreed to any extension of time with respect to a tax assessment or deficiency. True and correct copies of the Company's tax returns for the fiscal years ended December 31, 2011, 2012 and (if available by the Closing Date) 2013 have been or will be provided to APT prior to the Closing.

(k) No Breach of Law or Governing Document. FROZ is not (i) in default under or in breach or violation of any Law, or of any provision of its Certificate of Incorporation or Bylaws, or (ii) the provisions of any Government permit, franchise, or license, which breach or violation of such permit, franchise, or license would have a Material Adverse Effect on the Company. The Company has not received any notice alleging such default, breach or violation. Neither the execution of this Agreement, nor the Closing, nor the taking of any action required or permitted hereby, does or will constitute or result in any such default, breach or violation which would have a material adverse effect by the Company.

(l) SEC Filings; Securities Laws. Except as set forth in Section 3(l) of the Disclosure Schedule, FROZ has timely filed all Securities Documents required to be filed by it with the SEC pursuant to the requirements of its public disclosure system. All information contained in any Securities Document issued by or on behalf of the Company, whether or not the same were filed with the SEC, (and, to the Company's Knowledge, all reports filed with the SEC by any shareholder, officer, director or other Person affiliated with FROZ) are true and correct, and completely provide all disclosures and other information required to be disclosed or otherwise included in such Securities Documents. Except as set forth in Section 3(l) of the Disclosure Schedule, the Company has not received any communication, order or other notice from the SEC, the securities agency of any state, a Court, or any other Person (i) pertaining to any actual or alleged violation of any securities Law; (ii) claiming fraud or misrepresentation, or otherwise challenging the accuracy or adequacy of any disclosure made by FROZ in any Securities Document; or (iii) requiring the Company or any shareholder, officer, director, promoter or other affiliate thereof to cease and desist any activity with respect to the offer, sale, distribution or any other securities matter in any jurisdiction. The Company is not a party to any Contract involving the settlement of a claim of any of the items described in this Section 3(l), and there is no Action pending or, to the Company's Knowledge, threatened (nor to the Company's Knowledge is there any fact or circumstance which could reasonably be expected to give rise to any such Action), with respect to any such claim.

(m) Litigation. Except as set forth in Section 3(m) of the Disclosure Schedules, (i) there is no, and for the previous three years there has not been any, suit, claim, litigation, proceeding (administrative, judicial, or in arbitration, mediation or alternative dispute resolution), Government or grand jury investigation, or other action (any of the foregoing, an "*Action*"), pending or, to the Company's knowledge, threatened, anticipated or contemplated, against FROZ, involving the Business, or involving any of the Company's property, assets or capital stock or any of its shareholders, directors, officers, agents, or other personnel in its capacity as such, including without limitation any Action challenging, enjoining, or preventing this Agreement, or the consummation of the transactions contemplated hereby; (ii) to the Company's knowledge there is no existing fact or circumstance which would be grounds for any such Action; and (iii) the Company is not currently and, to its knowledge, has not been subject to any Order other than Orders of general applicability.

(n) Properties and Assets. FROZ has no personal property, real property, leasehold interests, intellectual property or other assets of any kind or description except as expressly identified on the face of the balance sheet filed by FROZ in its Most Recent 10-Q, or otherwise set forth on Section 3(n) of the Disclosure Schedule, and none of the properties or assets reflected on such balance sheet or in such Section 3(n) of the Disclosure Schedule have suffered any damage, destruction, loss diminution or impairment since September 30, 2013 through and including the Closing Date.

(o) Material Contracts. Section 3(o) of the Disclosure Schedule sets forth every material Contract to which FROZ is a party as of the date hereof and as of the Closing Date and, for each such material Contract, it identifies the parties thereto, and whether or not the Company or, to its Knowledge, any other party is in breach of such material Contract (or whether, with the giving of notice or the passage of time, the Company or any other party would be in breach thereof). To the Company's Knowledge and belief, no such material Contract is expected to be terminated by any party, or scheduled to expire without renewal, within the six-month period following the Closing, and no grounds for termination by any party exist in respect of any such material Contract.

(p) Bank Accounts of the Company. Section 3(p) of the Disclosure Schedule is a list of the locations and numbers of all bank accounts, investment accounts and safe deposit boxes maintained by the Company, together with the names of all persons who are authorized signatories or have access thereto or control thereunder. The Company is not a party to any lock-box or other similar arrangement, and all funds received by the Company from any source are entitled to be, and are, deposited in the account(s) identified in Section 3(p) of the Disclosure Letter.

(q) Brokers Fees. Except as set forth in Section 3(q) of the Disclosure Schedule,

FROZ does not have any Liability to pay any fees or commissions to any broker, finder, or agent with respect to the Transaction contemplated by this Agreement.

(r) Disclosure. Nothing in this Agreement, or in the Disclosure Schedules, or in any other document or instrument provided to APT by the Company in connection with the Closing of the Transaction, contains any untrue statement of a material fact or, omits to state a material fact necessary in order to make the statements made herein, in the light of the circumstances under which they are made, not misleading.

4. Representations and Warranties of APT. APT represents and warrants to FROZ that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4), except as set forth in the Disclosure Schedule.

(a) Organization, Qualification, and Corporate Power. APT is a corporation duly organized, validly existing, and in good standing under the laws of the state of Missouri. APT is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a Material Adverse Effect on APT or on the ability of the Parties to consummate the transactions contemplated by this Agreement. APT has full corporate power and authority to carry on the APT Business in which it is engaged and to own and use the properties owned and used by it. APT will provide to FROZ as indicated herein true, complete and correct copies of its Articles of Incorporation and Bylaws, as currently in effect, and no change has been or will be made thereto through and including the Effective Time of the Closing.

(b) Due Authorization of Transaction. APT has full corporate power and authority to enter into and perform this Agreement and the other obligations it is required to perform hereunder, subject to any shareholder or Board approval which may be required to consummate the Transaction. Each Person signing this Agreement, and every other document or instrument executed on behalf of APT in connection with this Transaction, is and shall be the duly elected executive officer of APT indicated by such Person's signature, with full power and capacity to execute and deliver this Agreement for and on behalf of APT. This Agreement constitutes the valid and legally binding obligation of APT, enforceable against it by any Court of competent jurisdiction in accordance with its terms and conditions.

(c) Non-contravention. Neither the execution and delivery of this Agreement or any other closing document entered into in accordance with the terms hereof, nor the consummation of the Transaction contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or Court to

which APT is subject or any provision of the charter or Bylaws of APT, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any Contract to which APT is a party or by which it is bound or any of its assets is subject (or result in the imposition of any Lien upon any of its assets), unless otherwise noted in Section 4(c) of the Disclosure Schedule. Other than as set forth in Section 4(c) of the Disclosure Schedule, APT does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of, any government or governmental agency, or any other Person in order for the Parties to consummate the Transaction.

(d) Capitalization. As of the date hereof, and as of the Closing Date, the entire authorized capital stock of APT consists of 100,000,000 shares of capital Common Stock, having a par value of $0.0001, of which 31,315,190 shares are issued and outstanding as of the date of this Agreement, and no shares of authorized capital Preferred Stock. All of the issued and outstanding shares of APT Common Stock have been duly authorized and are validly issued, fully paid, and non-assessable. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, or other rights of any kind convertible into, or exercisable or exchangeable for, or other Contracts or commitments that could require APT to issue, sell, or otherwise cause to become outstanding, any of its capital stock, except as expressly stated in Section 4(d)(i) of the Disclosure Schedule. There is no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights created by or otherwise involving APT. Section 4(d)(ii) of the Disclosure Schedule is a copy of APT's shareholder list as of the Closing Date, setting forth for each shareholder such person's name, address, the number of shares owned by such shareholder, the percentage of ownership in APT of such shareholder, and whether such shareholder is selling his or her shares to FROZ under this Agreement.

(e) Subsidiaries. Section 4(e) of the Disclosure Schedule is a list of APT's subsidiaries, giving for each the name, date of creation and state of formation. APT does not directly or indirectly own or have any capital stock or other equity interest in any other Person (including, without limitation, any contractual, joint venture, profit sharing or other similar quasi-equity arrangement), and there are no Contracts to effect any of the foregoing to which APT is a party.

(f) Financial Statements. Attached as Section 4(f) of the Disclosure Schedule are the Financial Statements of APT as of December 31, 2013. To APT's knowledge, the Financial Statements have been prepared from, and are in accordance with, the books and records of APT consistently applied, (ii) are complete and correct and in accordance with such books and records, (iii) present fairly the financial position and results of operations of APT in all material respects at the dates and for the periods indicated, and (iv) have been prepared in accordance with GAAP

(except for year-end adjustments and notes with respect to any interim financial statements) or are accompanied by a statement disclosing any material deviations from GAAP. All interim Financial Statements subsequently prepared by or for APT have been prepared in the same manner as those dated as of and for the period ended December 31, 2013.

(g) Events Subsequent to Year End. Except as set forth in Section 4(g) of the Disclosure Schedule, with respect to APT, since December 31, 2013 there has been no: (i) material change in the business or condition (financial or otherwise), operations or results of operations of APT, or to APT's Knowledge, current prospects, other than changes in the Ordinary Course of Business (which changes have not, individually or in the aggregate, had a Material Adverse Effect); (ii) declaration, setting aside, or payment of any dividend or any distribution (in cash or in kind) with respect to any securities of APT, or any sale or direct or indirect redemption, purchase or other acquisition of securities of APT; (iii) increase in or commitment to increase compensation, benefits, or other remuneration, or accrual or arrangement, whether direct or indirect, or payment of, bonuses or special compensation of any kind, or any severance or termination pay, to for the benefit of, any present or former officer, director, employee or shareholder of APT; (iv) borrowing or incurrence of any indebtedness, contingent or otherwise, by or on behalf of APT or any endorsement, assumption, or guarantee of payment or performance of any such indebtedness or any Liabilities of any other Person by or on behalf of APT; (v) any change made by APT with respect to its Tax or financial accounting, or making of any Tax election; (vi) issuance by APT of any security, including without limitation any option, warrant or right to receive any security; (vii) waiver or release of any right or claim of APT or cancellation of any debts or claims; or (viii) make any Contract with any Person to do any of the foregoing.

(h) Undisclosed Liabilities. Except as set forth in Section 4(h) of the Disclosure Schedule, APT has no Liability (whether known or unknown, whether asserted or un-asserted, whether absolute or contingent, whether accrued or un-accrued, whether liquidated or un-liquidated, and whether due or to become due), including any Liability for Taxes, except for Liabilities set forth on the face of its most recent balance sheet.

(i) Indebtedness of APT. Section 4(i) of the Disclosure Schedule is a true and complete list of all Indebtedness of APT as of the date hereof and as of the Effective Time, stating for each the name and address of the creditor, the principal amount of the Indebtedness, the effective interest rate applicable to such Indebtedness, whether a Contract exists as of such dates providing for the conversion of such Indebtedness and the terms of conversion, and the total outstanding balance of principal and accrued but unpaid interest on such Indebtedness as of such dates. None of APT's Indebtedness is usurious under the laws of any applicable jurisdiction. APT has not received notice of default from

any Person in respect of any such Indebtedness, and APT would not be in default, whether with the giving of notice, the passage of time or otherwise, under any such Indebtedness.

(j) Taxes. Except as set forth in Section 4(j) of the Disclosure Schedule, APT has filed, or caused to be filed, on a timely basis all Tax Returns, and such Tax Returns are true, correct and complete in all respects. All Taxes due and owing by APT (whether or not reflected on any Tax Return) have been timely and fully paid when due and there are no grounds for the assertion or assessment of additional Taxes against APT or its assets. APT has timely and properly withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party. No Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to APT in any jurisdiction, and APT has not received from any Tax authority in any jurisdiction any (i) notice indicating an intent to open an audit or other review; (ii) request for information related to Tax matters; or (iii) notice or deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Tax authority against APT. APT has not waived any statutes of limitation in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. True and correct copies of APT's Tax Returns for the fiscal years ended December 31, 2011, 2012 and (if available by the Closing Date) 2013 have been or will be provided to FROZ prior to the Closing.

(k) No Breach of Law or Governing Document. APT is not (i) in default under or in breach or violation of any Law, or of any provision of its Articles of Incorporation or Bylaws, or (ii) the provisions of any Government permit, franchise, or license, which breach or violation of such permit, franchise, or license would have a Material Adverse Effect on APT. APT has not received any notice alleging such default, breach or violation. Neither the execution of this Agreement, nor the Closing, nor the taking of any action required or permitted hereby, does or will constitute or result in any such default, breach or violation by APT.

(l) Litigation. Except as set forth in Section 4(l) of the Disclosure Schedules, (i) there is no, and for the previous three years there has not been any, Action pending or, to APT's knowledge, threatened, anticipated or contemplated, against APT, involving the APT Business, or involving any of APT's property, assets or capital stock or any of its shareholders, directors, officers, agents, or other personnel in its capacity as such, including without limitation any Action challenging, enjoining, or preventing this Agreement, or the consummation of the Transaction contemplated hereby; (ii) to APT's knowledge there is no existing fact or circumstance which would be grounds for any such Action; and (iii) APT is not currently and, to its knowledge, has not been subject to any Order other than Orders of general applicability.

(m) Properties and Assets. APT possesses all of the real and personal properties necessary for it to conduct the APT Business in the manner in which it is currently being conducted, and none of APT's properties or assets reflected on its most recent balance sheet provided with its Financial Statements have suffered any damage, destruction, loss diminution or impairment since the date of such balance sheet.

(n) Intellectual Property. Section 4(n) of the Disclosure Schedule sets forth all trademarks, patents and copyrights registered in the name of APT or any subsidiary, and all applications for registration of any of the foregoing. APT possesses all of the intellectual property necessary for it to conduct the APT Business in the manner in which it is currently being conducted.

(o) Employees. Except as set forth in Section 4(o) of the Disclosure Schedule, all employees of APT are at will employees terminable at the discretion of APT on not more than thirty (30) days prior written notice. Section 4(o) of the Disclosure Schedule sets forth each employee of APT who has a Contract of employment with APT, and states for each the name and position of such employee, and the commencement and expiration dates of each such Contract. Each such employment Contract is in full force and effect, and no event, circumstance or condition exists which, whether with the passage of time or the giving of notice, or both, would constitute and event of default under any such Contract. APT has adopted a policy that, in the event any executive employee personally guarantees indebtedness on behalf of APT, then, in the event APT ever desires to terminate the employment of such employee at any time and for any reason whatsoever, and if such employee is still then personally obligated in respect of any such indebtedness, then APT may not effect such termination of employment unless and until it has first secured the full release and discharge of such employee as to such personal guarantee or other obligation from the creditor to which such personal guaranty or obligation has been given. Following the Closing, the Company shall honor such policy, and cause it to be followed in the manner described herein and in any corporate action adopting the same.

(p) Insurance. APT maintained insurance as required by Law or under any Contract to which it is or has been a party, including without limitation general comprehensive liability, unemployment and workers' compensation coverage. Section 4(p) of the Disclosure Schedule sets forth the insurance maintained by APT currently, together with the amount of coverage for each policy. To APT's Knowledge, the policies so described evidence insurance in such amounts and against such risks and losses as are generally maintained with respect to comparable companies in the same industry as APT. All of such insurance policies are in full force and effect (with respect to the applicable coverage periods), and APT is not in default with respect to any of its respective obligations under any of such insurance policies.

(q) Brokers Fees. Except as set forth in Section 4(q) of the Disclosure Schedule, APT does not have any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the Transaction contemplated by this Agreement.

(r) Disclosure. Nothing in this Agreement, or in the Disclosure Schedules, or in any other document or instrument provided to FROZ by APT in connection with the Closing of the Transaction, contains any untrue statement of a material fact or, omits to state a material fact necessary in order to make the statements made herein, in the light of the circumstances under which they are made, not misleading.

5. Representations and Warranties of the Sellers. Each Seller hereby represents and warrants to the other Parties hereto, as to such Seller only and not jointly, that the statements contained in this Section 5 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 5):

(a) Each such Seller who is an individual is an adult individual residing as set forth beneath the signature of such Seller at the bottom of this Agreement, with full power and capacity to enter into, execute, deliver and perform this Agreement, which Agreement, once so executed and delivered, shall be the valid and binding obligation of such Seller, enforceable against him or her by any Court of competent jurisdiction in accordance with its terms and conditions.

(b) Each such Seller which is a business organization or trust has full organizational or trust power and authority to enter into and perform this Agreement and the other obligations it is required to perform hereunder, subject to any organizational or trustee approval which may be required to consummate the Transaction. Each Person signing this Agreement, and every other document or instrument executed on behalf of such Seller in connection with this Transaction, is and shall be the duly elected or appointed representative of such Seller as indicated by such Person's signature, with full power and authority to execute and deliver this Agreement for and on behalf of such Seller. This Agreement constitutes the valid and legally binding obligation of such Seller, enforceable against it by any Court of competent jurisdiction in accordance with its terms and conditions.

(c) Such Seller is not bound by or subject to any Contract, law, Court order or judgment, administrative ruling, regulation or any other item which prohibits or restricts such Seller from entering into and performing this Agreement in accordance with its terms, or requiring the consent of any third party prior to the entry into or performance of this Agreement in accordance with its terms by such Seller.

(d) The Seller's APT Shares being transferred to FROZ in exchange for the Exchange Shares to be delivered to such Seller at the Closing are and will be as of the Closing Date free and clear of any and all Liens, and such Seller shall be the sole record and beneficial owner of such APT Shares. No Person shall have any right, title, or interest in, or claim with respect to, any of such APT Shares as of the Closing Date.

(e) With respect to the receipt of shares of FROZ Common Stock in exchange for such Seller's APT Shares as contemplated herein, each Such Seller acknowledges to and agrees with the other Parties hereto that such shares of FROZ Common Stock are being delivered to such Seller pursuant to an exemption from registration of such shares under federal and state securities Laws, and that such Seller may not participate in the Transaction described in this Agreement unless and until such Seller has furnished to FROZ a Stock Subscription Agreement indicating that such Seller has received the Company's Confidential Private Placement Memorandum described in Section 2.2 above, and furnished to FROZ and APT such additional written representations and documentation ("*Investor Documents*") as they may require to ensure that such Seller may participate in the Transaction without destroying the exemption relied upon by the Parties as indicated herein. Such Seller further acknowledges and agrees that until such Seller's Investor Documents are fully executed and delivered as required hereunder, FROZ shall retain such Seller's pro rata portion of the Exchange Shares in its treasury for and on behalf of such Seller, and such Seller shall have no right or interest in and to such Exchange Shares unless and until such Investor Documents are received and accepted by FROZ, regardless of whether such Seller has signed this Agreement and/or the Closing has occurred.

(f) Each Seller has been advised to consult with an attorney regarding legal matters concerning such Seller's participation in the Transaction and the exchange of securities described herein, and with a tax advisor regarding the tax consequences of such participation.

(g) Such Seller does not have any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the Transaction contemplated by this Agreement.

6. Covenants. The Parties agree as follows with respect to the period from and after the execution of this Agreement through the Closing Date:

(a) General. All Parties will use their reasonable efforts to take all such actions and to do all such things as are necessary in order to consummate and make effective the Transaction contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 7 below).

(b) Notices and Consents. FROZ will give any notices to third parties, and will use

its best efforts to obtain, any third party consents, that APT reasonably may request in connection with the Closing of the Transaction.

(c) Regulatory Matters and Approvals. Each of APT and FROZ will give any notices to, make any filings with, and use its reasonable efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the applicable matters referred to in Sections 3 and 4 above. Without limiting the generality of the foregoing:

(i) Securities Laws. APT and the Sellers will take all actions that may be necessary under state and federal securities Laws in connection with the sale of the APT Shares to FROZ in exchange for their pro rata portion of the Exchange Shares at the Closing as contemplated herein, and FROZ will take all actions that may be necessary under state and federal securities Laws in connection with the offer and sale of the Exchange Units to each Seller hereunder in consideration for their respective transfers of APT Shares to FROZ as contemplated herein.

(ii) State Corporation Laws. Each of FROZ and APT will comply with all required actions pursuant to their respective state's corporations Laws as are necessary to timely authorize and implement the Transaction, including the exchange of securities as contemplated herein.

(d) Operation of Business. FROZ will not engage in any practice, take any action, or enter into any transaction outside of the Ordinary Course of Business as currently being conducted. Without limiting the generality of the foregoing, without the prior written consent of APT, which consent may be given or withhold in its sole and exclusive discretion, FROZ will not:

(i) authorize or effect any change in its charter or Bylaws;

(ii) issue, sell, or otherwise dispose of any of its capital stock (except upon the conversion or exercise of options, warrants, and other rights currently outstanding), or grant any options, warrants, or other rights to purchase or obtain any of its capital stock, including without limitation issuing any rights or securities which are exercisable or exchangeable for, or convertible into, any such capital stock, without the prior written consent of APT;

(iii) declare, set aside, or pay any dividend or distribution with respect to its capital stock (whether in cash or in kind), or redeem, repurchase, or otherwise acquire any of its capital stock, without the prior written consent of APT;

(iv) issue any note, bond, or other debt security or create, incur, assume, or

guarantee any indebtedness for borrowed money or capitalized lease obligation, without the prior written consent of APT;

(v) permit or suffer to exist any Lien upon any of its assets for any reason;

(vi) make any capital investment in, make any loan to, or acquire the securities or assets of any other Person, including by joint venture;

(vii) make any change in employment terms or compensation for any of its directors, officers, and employees; and

(viii) contract or commit to do any of the foregoing.

(e) Full Access. Each of FROZ and APT will provide full access to all of their respective premises, properties, personnel, books, records (including Tax records), Contracts, and documents. Each Party will treat and hold as such any Confidential Information it may receive in the course of the reviews contemplated by this Section 6(e). No Party may use any such Confidential Information of anther Party hereunder, except in connection with this Agreement and, if this Agreement is terminated for any reason whatsoever, each Party agrees to return all tangible embodiments (and all copies) thereof which are in its possession.

(f) Notice of Developments. Each Party will give prompt written notice to the others of any Material Adverse Effect causing a breach of any of such Party's representations and warranties contained herein, provided, however, that no disclosure by any Party in accordance with this Section 6(f) shall be deemed to amend or supplement this Agreement or the Disclosure Schedule, or to prevent, waive or cure any Party's misrepresentation, breach of warranty, or breach of covenant.

(g) Exclusivity. FROZ will not solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of all or substantially all of the capital stock or assets of FROZ (including any acquisition structured as a merger, consolidation, or share exchange). FROZ shall notify APT immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing. Conversely, APT will not solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of all or substantially all of the capital stock or assets of APT (including any acquisition structured as a merger, consolidation, or share exchange). APT shall notify FROZ immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

7. Conditions to Parties' Obligations to Close.

(a) Conditions to APT's Obligation to Close. The obligation of APT to consummate

the transactions to be performed by it in connection with the Closing is subject to the prior satisfaction of the following conditions as of the Closing Date:

(i) this Agreement and the Transaction shall have been authorized by all required corporate action on the part of FROZ;

(ii) the representations and warranties of FROZ set forth in Section 3 above, and of the Sellers, set forth in Section 5 above, shall be true and correct in all material respects as of the date hereof and as of the Closing Date; all Sections of the Disclosure Schedule required to be delivered by APT hereunder shall be complete, correct and delivered to FROZ, initialed by its authorized representative, by not later than the Closing;

(iii) FROZ shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

(iv) no Action shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any portion of the Transaction contemplated by this Agreement, or (B) cause or permit the Transaction contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(v) no shares of Series A Preferred Stock shall be issued and outstanding as of the Closing Date; 20,000,000 shares of Series B Preferred Stock shall be returned to treasury and cancelled as indicated herein, other than the 500,000 shares to be retained by FROZ stockholder Matthew Schissler; the Shares of Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock shall have been designated by FROZ filing the appropriate documentation with the Secretary of State of Delaware; the shares of such series of FROZ Preferred Stock shall be available for issuance at the Closing pursuant to the respective provisions hereof calling for such issuance at the Closing; and no pending Action, Contract provision, provision of any charter document, or other circumstance or condition which does or would restrict the issuance thereof in accordance with the respective provisions hereof;

(vi) there shall not exist as of the Closing Date any preemptive or anti-dilution rights granting to any shareholder of FROZ any right to receive additional shares of FROZ Common Stock, or any other security exercisable or exchangeable for, or convertible into, any such shares of FROZ Common Stock, including without limitation any such rights previously granted to Tangiers Partners, L.P.;

(vii) the Escrowed Shares shall have been deposited into the escrow contemplated hereby, pursuant to an Escrow Agreement mutually agreed to, executed and delivered by FROZ, APT, the escrow agent and the existing FROZ shareholders party thereto;

(viii) FROZ shall have circulated to each Seller its Confidential Private Placement Memorandum, as indicated in Section 2.2 of this Agreement, offering to sell the Exchange Shares to the Sellers in exchange for the sale to FROZ of such Sellers' APT Shares, and making such disclosures to the Sellers' as is required pursuant to Section 502(b) of Regulation D to all accredited and non-accredited Sellers;

(ix) the Financial Statements of FROZ dated as of the Closing Date shall reflect that FROZ does not, and FROZ shall not, have total Indebtedness in excess of Two Hundred Ninety Thousand Nine Hundred Eighteen Dollars and Sixty-Five Cents ($290,918.65), which Indebtedness shall be under such terms and conditions as APT shall approve prior to the Closing;

(x) the Financial Statements of FROZ dated as of the Closing Date shall reflect that FROZ does not have any Tax Liabilities of any kind as of the Closing Date, and a third party to be determined shall assume the tax liability of FROZ, post-closing via a sale agreement between APT and FROZ, selling FROZ to private parties to be determined.

(xi) FROZ shall provide evidence satisfactory in form and content to APT at or prior to the Closing confirming that that certain Royalty Agreement, dated as of October 1, 2013, between FROZ and Global Specialty Products, Inc., shall have been transferred to Rapid Fire Marketing, Inc. in consideration $10,000 in restricted common stock of Rapid Fire Marketing delivered to FROZ prior to the Closing, and the Company shall have no residual Liabilities of any kind with respect to any such transactions;

(xii) FROZ shall provide evidence satisfactory in form and content to APT at or prior to the Closing confirming that (A) it has resolved its dispute with Miami Ice Machine Company; (B) the divestiture of shares of Miami Ice Machine Company has been completed; and (C) the Company shall have no residual Liabilities of any kind with respect to any aspect of the acquisition, ownership or divestiture of such shares, or any other matter involving Miami Ice Machine Company; or if not achieved, a third party to be determined shall assume the Miami Ice Machine Company liability of FROZ, post-closing via a sale agreement between APT and FROZ, selling FROZ to private parties to be determined.

(xiii) FROZ shall provide evidence satisfactory in form and content to APT at or prior to the Closing confirming that it has fully resolved all issues of dispute between FROZ and IBC Funds, LLC;

(xiv) the Parties shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in this Agreement;

(xv) Sellers owning a minimum of (A) fifty-one percent (51%) of the total number of issued and outstanding APT Shares shall have executed and delivered this Agreement as of the date hereof, and (B) eighty percent (80%) of the total number of issued and outstanding APT Shares (when combined with and after giving effect to the shares represented by actual signatories to this Agreement) shall have executed and delivered written joinders pursuant to which such Sellers agree to be bound by and subject to this Agreement, and in each case such agreements shall not have been terminated or revoked by such Seller as of the Closing; and

(xvi) all actions to be taken by FROZ in connection with consummation of the Transaction contemplated hereby, and all certificates, opinions, instruments, and other documents of FROZ required to effect the Transaction contemplated hereby, will be reasonably satisfactory in form and substance to APT.

APT may, but is not obligated to, waive any condition specified in this Section 7(a) if it executes a writing so stating at or prior to the Closing.

(b) Conditions to FROZ' Obligation to Close. The obligation of FROZ to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions as of the Closing Date:

(i) this Agreement and the Transaction shall have been authorized by all required corporate action on the part of APT;

(ii) the representations and warranties of APT set forth in Section 4 above, and of the Sellers, set forth in Section 5 above, shall be true and correct in all material respects as of the date hereof and as of the Closing Date; all Sections of the Disclosure Schedule required to be delivered by APT hereunder shall be complete, correct and delivered to FROZ, initialed by its authorized representative, by not later than the Closing;

(iii) APT shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

(iv) no Action shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any portion of the Transaction contemplated by this Agreement, or (B) cause or permit the Transaction contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(v) the Parties shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in this Agreement;

(vi) Sellers owning a minimum of (A) fifty-one percent (51%) of the total number of issued and outstanding APT Shares shall have executed and delivered this Agreement as of the date hereof, and (B) eighty percent (80%) of the total number of issued and outstanding APT Shares (when combined with and after giving effect to the shares represented by actual signatories to this Agreement) shall have executed and delivered written joinders pursuant to which such Sellers agree to be bound by and subject to this Agreement, and in each case such agreements shall not have been terminated or revoked by such Seller as of the Closing; and

(vii) all actions to be taken by APT in connection with consummation of the Transaction contemplated hereby, and all certificates, opinions, instruments, and other documents of APT required to effect the Transaction contemplated hereby, will be reasonably satisfactory in form and substance to FROZ.

FROZ may, but is not obligated to, waive any condition specified in this Section 7(b) if it executes a writing so stating at or prior to the Closing.

(c) Sellers' Obligations to Close. The obligation of each Seller to consummate the transactions to be performed by such Seller in connection with the Closing is subject to satisfaction of the following conditions as of the Closing Date:

(i) this Agreement and the Transaction shall have been authorized by all required corporate action on the part of APT and FROZ;

(ii) the representations and warranties of FROZ set forth in Section 3 above, and of APT, set forth in Section 4 above, shall be true and correct in all material respects as of the date hereof and as of the Closing Date;

(iii) APT and FROZ shall have performed and complied with their respective covenants hereunder in all material respects through the Closing;

(iv) no Action shall be pending or threatened before any Court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any portion of the Transaction contemplated by this Agreement, or (B) cause or permit the Transaction contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect); and

(v) the Parties shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in this Agreement.

8. Indemnification. The Parties hereby agree as follows:

(a) Survival. The representations and warranties of the Parties contained in this Agreement will survive the Closing until 5:00 p.m. Pacific Time on the date that is 18 months after the Closing Date (the "*Expiration Date*"). Notwithstanding the immediately preceding sentence, any representation or warranty in respect of which indemnity may be sought under this Agreement will survive the time at which it would otherwise terminate pursuant to the immediately-preceding sentence if written notice of the Breach thereof giving rise to such right of indemnity shall have been given to the Party against whom such indemnity may be sought prior to such time; provided, however, that the applicable representation or warranty will survive only with respect to the Breach specified in such written notice. All covenants and agreements of the Parties contained in this Agreement will survive the Closing indefinitely.

(b) Indemnification by FROZ. Subject to the other terms of this Agreement, FROZ shall indemnify, defend and hold harmless APT, (at all times from and after the Closing), and each APT Indemnified Person from and against any and all Losses arising out of or resulting from any of the following:

(i) the failure of any of the representations or warranties of FROZ contained in this Agreement, or in any Schedule or other Transaction Document to be true and correct;

(ii) the failure of FROZ to perform any of its covenants or obligations under this Agreement; and

(iii) any claim by any Person which arises out of or results from any fact, circumstance or condition existing with respect to FROZ from its inception through and including the Effective Time of the Transaction,

and which has a Material Adverse Effect on FROZ from and after the Closing Date.

(c) Indemnification by APT. Subject to the other terms of this Agreement, APT shall indemnify, defend and hold harmless FROZ (at all times prior to the Closing), and each FROZ Indemnified Person from and against any and all Losses arising out of or resulting from any of the following:

(i) the failure of any of the representations or warranties of APT contained in this Agreement, or in any Schedule or other Transaction Document to be true and correct;

(ii) the failure of APT to perform any of its covenants or obligations under this Agreement; and

(iii) any claim by any Person which arises out of or results from any fact, circumstance or condition which did not exist prior to the Effective Time of the Transaction, and which has a Material Adverse Effect on FROZ from and after the Closing Date.

(d) If APT, any APT Indemnified Person, FROZ and/or any FROZ Indemnified Person (collectively, an "*Indemnified Party*"): (i) receives notice of the assertion or commencement of any action brought against such Indemnified Party by any Person, which notice states a proper subject for indemnification pursuant to this Section 8; and (ii) desires to make a claim for indemnification in accordance with this Section 8, then such Indemnified Party shall give as applicable FROZ, on the one hand, or APT, on the other hand (in each case, the "*Indemnifying Party*"), prompt written notice thereof, but in any event not later than ten (10) business days after receipt of such written notice (a "*Claim Notice*"). Such Claim Notice by an Indemnified Party, whether or not the same is being furnished pursuant to a direct claim hereunder or the claim of any non-affiliated third party (a "*Claim*"), will describe the Claim in reasonable detail, including the nature and estimated amount of the Losses, to the extent reasonably determinable at such time, and will include copies of any pleadings filed by the Person making such Claim or other written documentation pertaining to such Claim which the Indemnified Party has obtained or created. Within ten (10) business days after receipt of the applicable Claim Notice, the Indemnifying Party shall notify the Indemnified Party in writing that the Indemnifying Party either disputes or acknowledges the right of the Indemnified Party to indemnification under this Agreement with respect to such Claim. The Indemnifying Party's failure to respond to any Claim Notice delivered in accordance with the provisions hereof shall be deemed for all purposes a response by the Indemnifying Party that it disputes the right of such Indemnified Party to indemnification in respect of such Claim.

(e) If the Indemnifying Party acknowledges in writing that the Indemnified Party is entitled to the indemnification sought in a Claim Notice, then the Indemnifying

Party shall, if the Claim is being made by an unaffiliated third-party claimant (i) diligently defend the Claim with counsel approved by the Indemnified Party (which approval shall not be unreasonably withheld, conditioned or delayed) and (ii) not enter into any settlement of the Claim unless such settlement is approved in writing by the Indemnified Party (which approval shall not be unreasonably withheld, conditioned or delayed). If, however, (A) the Indemnifying Party at any time fails to so conduct the defense of the third-party Claim or (B) the Claim made is direct by one Party against another Party hereunder, or if the Indemnified Party, upon consultation with counsel, has reasonably determined in its good faith judgment that joint representation by counsel for the Indemnified Party and the Indemnifying Party violates or would violate applicable ethical and professional rules then, in each such case, the Indemnified Party (upon notice to the Indemnifying Party) shall be entitled to engage counsel of its choosing and engage in the direct defense, compromise or settlement of all such Claims, and the Indemnifying Party shall promptly provide to the Indemnified Party payment of all costs incurred by it, including without limitation all attorneys' fees and Court or arbitration costs, in defense or prosecution of all such Claims.

(f) If an Indemnifying Party disputes that an Indemnified Party is entitled to indemnification sought in any Claim Notice, then in such event (i) the Indemnified Party may defend or prosecute such Claim (as the case may be) with counsel of its choice, (ii) may not enter into a settlement of any such Claim without obtaining approval of the Indemnifying Party (which approval shall not be unreasonably withheld, conditioned or delayed), unless the Indemnified Party will not be seeking indemnification for any amounts paid pursuant to such settlement thereof or for any other consequences, and (iii) the amount of Losses incurred by the Indemnified Party in connection with such Claim shall be a disputed indemnification claim to be resolved by appropriate proceedings in any Court of competent jurisdiction.

(g) Any failure to give timely notice as required or permitted in this Section 8 will not affect the rights or obligations of any Party, except and only to the extent that, as a result of such failure, any Party that was entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise materially prejudiced as a result of such failure.

(h) Each Party hereto expressly reserves the right to seek indemnity or other remedy pursuant to this Agreement for any Losses arising out of or relating to any breach of any representation, warranty or covenant contained herein, notwithstanding any investigation by or knowledge of such Party in respect of any fact or circumstance that reveals or revealed the occurrence of any such breach, whether before or after the execution and delivery of this Agreement.

(i) FROZ shareholder Jonathan Irwin will be retiring his Series B preferred shares to FROZ treasury. FROZ shareholder Matthew Schissler will retire 9,750,000 Series B preferred shares to FROZ treasury. FROZ shareholder Matthew

Schissler will retain 500,000 Series B preferred shares. FROZ shareholder Matthew Schissler shall deposit 250,000 shares of his Series B Preferred Stock into escrow with the law firm of Seigfreid Bingham, P.C. serving as the escrow agent (the "*Escrowed Shares*"), which Escrowed Shares shall be held for the period indicated below. In the event any Losses are experienced by any Indemnified Person following the Transaction for which indemnification may properly be sought from FROZ, such Escrowed Shares shall be delivered to APT for cancellation or liquidation as APT, in its sole and exclusive discretion, may determine and against which FROZ shall receive an offset credit equal to the value of the number of Escrowed Shares delivered to APT hereunder multiplied by the average trading value of such Escrowed Shares for the twenty (20) trading day period immediately preceding the date of delivery. The Escrowed Shares shall be returned in full to Mr. Schissler on the date which is six (6) months from the date of the Closing. Any such Escrowed Shares which APT may be entitled to receive hereunder shall be cumulative with, and not in lieu of, any other remedies which APT may have for any reason under this Agreement.

9. Termination.

(a) Termination of Agreement. Either of FROZ and APT may terminate this Agreement with the prior authorization of its board of directors (whether before or after shareholder approval) as provided below:

(i) FROZ and APT may terminate this Agreement by mutual written consent at any time prior to the Closing;

(ii) APT may terminate this Agreement by giving written notice to FROZ at any time prior to the Closing (A) in the event FROZ has breached any representation, warranty, or covenant contained in this Agreement in any material respect, APT has notified FROZ of such breach, and (if such breach is capable of being cured) such breach has continued without cure for a period of thirty 30 days after the notice of breach; (B) some condition is identified in the course of APT's due diligence investigation which in the good faith determination of APT materially impairs the ability of APT to complete the Transaction identified herein, and/or to obtain all of the benefits contemplated by the Parties in entering into this Agreement, or (C) if the Closing shall not have occurred on or before April 30, 2014 (unless mutually extended by agreement of FROZ and APT), by reason of the failure of any condition precedent under Section 7(a) hereof (unless the failure results primarily from APT breaching any representation, warranty, or covenant contained in this Agreement);

(iii) FROZ may terminate this Agreement by giving written notice to APT at any time prior to the Closing (A) in the event APT has breached any representation, warranty, or covenant contained in this Agreement in any

material respect, FROZ has notified APT of such breach, and (if such breach is capable of being cured) such breach has continued without cure for a period of thirty (30) days after the notice of breach; or (B) some condition is identified in the course of its due diligence investigation of APT which, in the good faith determination of FROZ, materially impairs the ability of FROZ to complete the Transaction identified herein, and/or to obtain all of the benefits contemplated by the Parties in entering into this Agreement, or (C) if the Closing shall not have occurred on or before April 30, 2014 (unless mutually extended by agreement of FROZ and APT), by reason of the failure of any condition precedent under Section 7(b) hereof (unless the failure results primarily from FROZ breaching any representation, warranty, or covenant contained in this Agreement);

(b) Effect of Termination. If any party terminates this Agreement pursuant to Section 9(a) above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Claims by any Party for which such party would be entitled to indemnification hereunder); provided, however, that the provisions of Sections 6(e), 8 and 10 of this Agreement shall survive any such termination.

10. Miscellaneous.

(a) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its best efforts to advise the other Party as soon as practicable prior to making the disclosure).

(b) No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties hereto, their respective successors and permitted assigns, and any Person who is or may become an Indemnified Person hereunder.

(c) Entire Agreement. This Agreement (including all Schedules and Transaction Documents referred to herein) constitutes the entire agreement among the Parties with respect to the subject matter hereof, and supersedes all prior understandings, agreements, or representations by or among the Parties, whether written or oral, to the extent they related in any way to the subject matter hereof.

(d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other

Party.

(e) Counterparts; Facsimiles and Scans. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile or electronic transmission shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile or electronic transmission shall be deemed to be their original signatures for all purposes.

(f) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(g) Notices. All notices, requests and other communications to any Party hereunder shall be in writing and shall be deemed duly given if delivered personally, delivered by facsimile or electronic scan (which is confirmed), sent by overnight courier (providing proof of delivery) or two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, and in each case addressed to the intended recipient as set forth below:

If to FROZ, to:	Frozen Food Gift Group, Inc. 8895 Towne Centre Dr., Suite 105 San Diego, CA 92122 Attn: Jonathan Irwin, CEO E-Mail: jon@sendascoop.com
with a copy, which shall not constitute notice, to:	Law Offices of Gary Blum 3278 Wilshire Blvd, Suite 603 Los Angeles, CA 90010 Attn: Gary L. Blum, Esq. E-Mail: gblum@gblumlaw.com
If to APT, to:	APT Group, Inc. 8844 Hillcrest Road Kansas City, MO 64138 Attn: Troy Covey, President E-Mail: Troy.Covey@motovox.com William Maher, Senior VP, Corporate & Legal Affairs

E-Mail: william.maher@motovox.com

with a copy, which shall not constitute notice, to:

August Law Group, P.C.
19200 Von Karman, Suite 900
Irvine, CA 92612
Attn: Kenneth S. August, Esq.
E-Mail: kaugust@augustlawgroup.com

or such other address or facsimile number as such party may hereafter specify by like notice to the other Parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 P.M. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

(h) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule.

(i) Amendments and Waivers. FROZ and APT may mutually amend any provision of this Agreement at any time prior to the Effective Time of the Closing with the prior authorization of their respective boards of directors; provided, however, that any amendment effected subsequent to shareholder approval will be subject to the restrictions contained in the Delaware General Corporation Law. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(j) Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect.
Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, FROZ and APT shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

(k) Remedies. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and

not exclusive of, any other remedy contained in this Agreement, at law or in equity. The exercise by a Party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.

(k) Expenses. Except as otherwise set forth herein, each Party will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

(l) Construction. FROZ and APT have participated jointly in the negotiation and

drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. The word "including" shall mean including without limitation.

(m) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference as an integral part hereof, as fully as if the same had been written into the text of this Agreement. The Schedules shall not be deemed final, and no Party shall have any Liability therefore, until the completed Disclosure Schedule is delivered to the other Party hereto at the Closing pursuant to Sections 7(a)(ii) and 7(b)(ii) above.

(n) Further Assurances. Each Party hereto shall execute and/or cause to be delivered to each other Party hereto such instruments and other documents, and shall take all such other actions, as such other Party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated herein.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

FROZEN FOOD GIFT GROUP, INC.

By:/s/ Jonathan Irwin
Jonathan Irwin
Chief Executive Officer

ATTEST:

By: /s/ Matthew Schissler
Chairman

APT GROUP, INC.

By: /s/ Troy A. Covey
Troy A. Covey
President

By: /s/ Troy A. Covey
Troy A. Covey
Secretary

THE SELLERS:

By: /s/ Troy A. Covey | Address: ______________
Name: Troy A. Covey

By: /s/ William Dyess | Address: ______________
Name: William Dyess

By: /s/ Wayne Patterson | Address: ______________
Name: Wayne Patterson

By: /s/ William Maher | Address: ______________
Name: William Maher

Name: ______________

By: ______________ Address: ______________
Name: ______________

By: ______________ Address: ______________
Name: ______________

By: ______________ Address: ______________
Name: ______________

By: ______________ Address: ______________
Name: ______________

Schedule 2.2

#	Primary Investor	Second Investor	FROZ Common Shares	FROZ Common %	FROZ Series E Preferred Shares	FROZ Series E Preferred %	FROZ Series C Preferred Shares
1	Airtight Enterprises, LLC		15,053,929	0.5503%	30,108	0.1359%	30,108
2	Victor Thayer		4,962,834	0.1814%	9,926	0.0448%	9,926
3	Hittle Power, Inc.		28,857,171	1.0549%	57,714	0.2605%	57,714
4	Freedom Energy, LLC		33,085,559	1.2095%	66,171	0.2987%	66,171
5	Gregory C. Doll		3,308,556	0.1209%	6,617	0.0299%	6,617
6	Susan A. Kindscher		15,715,640	0.5745%	31,431	0.1419%	31,431
7	John McClure		82,713,897	3.0237%	165,428	0.7467%	165,428
8	Craig McClure		82,713,897	3.0237%	165,428	0.7467%	165,428
9	Daniel E. Lord	Marcella A. Lord	38,169,029	1.3953%	76,338	0.3446%	76,338
10	Clinton L. Sheets		2,315,989	0.0847%	4,632	0.0209%	4,632
11	Curtis Edward Ernst		661,711	0.0242%	1,323	0.0060%	1,323
12	Timothy O'Crowley		248,142	0.0091%	496	0.0022%	496
13	Keith Leis		165,428	0.0060%	331	0.0015%	331
14	Geraldine H. Doll	Cletus Doll	3,308,556	0.1209%	6,617	0.0299%	6,617
15	Daniel T. Doll		330,856	0.0121%	662	0.0030%	662
16	William J. Doll		330,856	0.0121%	662	0.0030%	662
17	Ivan J. Doll	Cynthia M. Doll	38,599,598	1.4111%	77,199	0.3484%	77,199
18	Kevin Doll	Gina Doll	66,171,118	2.4190%	132,342	0.5973%	132,342
19	Ronald Scott Royster		3,308,556	0.1209%	6,617	0.0299%	6,617
20	Greg Leis		992,567	0.0363%	1,985	0.0090%	1,985
21	Virgil J. Albert		1,654,278	0.0605%	3,309	0.0149%	3,309
22	MDM Farms		9,925,668	0.3628%	19,851	0.0896%	19,851
23	Darrin P. Doll	Jennifer M. Doll	16,542,779	0.6047%	33,086	0.1493%	33,086
24	Cherry Yan-Miyake		14,438,538	0.5278%	28,877	0.1303%	28,877
25	John L. Carolyn B. Gittinger Trust		9,925,668	0.3628%	19,851	0.0896%	19,851
26	Frederick D. Schrader	Barbara J. Meads Schrader	4,135,695	0.1512%	8,271	0.0373%	8,271
27	Anthony R. Cunningham		4,135,695	0.1512%	8,271	0.0373%	8,271
28	Facet Financial, LLC		114,688,710	4.1926%	229,377	1.0353%	229,377
29	Robert Runyon		1,654,278	0.0605%	3,309	0.0149%	3,309
30	David A. Rose	Lori A. Rose	1,985,134	0.0726%	3,970	0.0179%	3,970
31	Phillip W. Belveal	Amy S. Belveal	3,308,556	0.1209%	6,617	0.0299%	6,617
32	Lucille May Belveal		992,567	0.0363%	1,985	0.0090%	1,985
33	Mark Friday		6,316,364	0.2309%	12,633	0.0570%	12,633
34	Robert Charles Dinkins Living Trust		6,617,112	0.2419%	13,234	0.0597%	13,234
35	Wagner Investment Company, L.C.		60,686,759	2.2185%	121,374	0.5478%	121,374
36	Joseph G. Bock	Susan A. Lyke	33,085,559	1.2095%	66,171	0.2987%	66,171
37	Roger Bonsall		330,856	0.0121%	662	0.0030%	662

38	Arby W. Bonsall		330,856	0.0121%	662	0.0030%	662
39	John Meditz	Jacqueline Meditz	47,264,466	1.7278%	94,529	0.4267%	94,529
40	Chad Getz		14,888,501	0.5443%	29,777	0.1344%	29,777
41	Donald Edwards	Barbara Edwards	11,579,946	0.4233%	23,160	0.1045%	23,160
42	Thomas R. Conroy		33,085,559	1.2095%	66,171	0.2987%	66,171
43	Aaron A. Hudlemeyer		3,542,802	0.1295%	7,086	0.0320%	7,086
44	Diane Covey	Duane Covey	11,249,090	0.4112%	22,498	0.1015%	22,498
45	Timothy B. McConnell		4,135,695	0.1512%	8,271	0.0373%	8,271
46	Justin Rosson		11,579,946	0.4233%	23,160	0.1045%	23,160
47	Justin L. Harvey		2,481,417	0.0907%	4,963	0.0224%	4,963
48	Wesley L. Carrell		193,714,796	7.0815%	387,430	1.7487%	387,430
49	David J. Hahn	Elizabeth M. Hahn	16,542,779	0.6047%	33,086	0.1493%	33,086
50	Lawrence A. Carrell Trust		75,000,000	2.7417%	-	0.0000%	6,000,278
51	Steven E. Sutherlin Revocable Trust		16,542,779	0.6047%	33,086	0.1493%	33,086
52	Michael D. Sutherlin Revocable Trust		33,085,559	1.2095%	66,171	0.2987%	66,171
53	John Kirse	Jennifer Kirse	58,838,686	2.1509%	117,677	0.5311%	117,677
54	Michael B. Robertson	Karen E. Robertson	4,962,834	0.1814%	9,926	0.0448%	9,926
55	Sean Robert Ennist		661,711	0.0242%	1,323	0.0060%	1,323
56	Douglas Wookey	Tuesday Wookey	2,150,561	0.0786%	4,301	0.0194%	4,301
57	Sammy R. Coffman		2,150,561	0.0786%	4,301	0.0194%	4,301
58	Tillotson Limited		33,085,559	1.2095%	66,171	0.2987%	66,171
59	Joe Scott Enterprises, Inc.		70,897,390	2.5918%	141,795	0.6400%	141,795
60	Gary Richards		11,724,175	0.4286%	23,448	0.1058%	23,448
61	Montana Cycle and Marine Sales, Inc.		8,404,061	0.3072%	16,808	0.0759%	16,808
62	Wayne Patterson		75,000,000	2.7417%	3,815,878	17.2230%	1,982,939
63	William P. Maher		145,255,528	5.3100%	290,511	1.3112%	290,511
64	Stephen M. Kyle		138,315,237	5.0563%	276,630	1.2486%	276,630
65	Kai Long Global Investments Limited		219,912,563	8.0392%	439,825	1.9852%	439,825
66	Kenneth Francis		144,945,836	5.2987%	289,892	1.3084%	289,892
67	Robert L. Kaps	Deborah L. Kaps	8,271,390	0.3024%	16,543	0.0747%	16,543
68	James P. Winchell		3,320,114	0.1214%	6,640	0.0300%	6,640
69	Troy A. Covey		75,000,000	2.7417%	10,323,868	46.5968%	5,236,934
70	William C. Dyess	Kim Dyess	75,000,000	2.7417%	3,144,982	14.1949%	1,647,491
71	Standing Rock Investment Trust		12,450,738	0.4552%	24,901	0.1124%	24,901
72	Gina Reese		4,980,295	0.1821%	9,961	0.0450%	9,961
73	Steven D. Heflin		8,823,091	0.3225%	17,646	0.0796%	17,646
74	Francis Garey		1,245,074	0.0455%	2,490	0.0112%	2,490
75	Robert Axe		127,300,151	4.6536%	254,600	1.1491%	254,600
76	5840 Investment Company, LLC		41,992,522	1.5351%	83,985	0.3791%	83,985
77	Richard V. Cheeney	Carol A. Cheeney	8,964,532	0.3277%	17,929	0.0809%	17,929
78	Thomas W. Heck, Jr.		10,322,694	0.3774%	20,645	0.0932%	20,645

79	Diemer D True Perpetual Asset Shield Trust	12,725,368	0.4652%	25,451	0.1149%	25,451
80	Cathy Titmus	8,964,532	0.3277%	17,929	0.0809%	17,929
81	DemirCo Properties (Downtown), L.P.	1,245,074	0.0455%	2,490	0.0112%	2,490
82	Jon Umsted	58,346,159	2.1329%	116,692	0.5267%	116,692
83	Olen Rice	162,591,520	5.9438%	325,183	1.4677%	325,183
84	Robert A Rice, Sr.	11,191,720	0.4091%	22,383	0.1010%	22,383
TOTAL		2,735,501,964	100%	22,155,732	100%	19,738,646

3. Disclosure Schedule – Representations and Warranties of FROZ

Section 3(d). Capitalization.
- 3(d)(i): See Section 3(i).

Section 3(g). Events Subsequent to Most Recent 10-Q.
- 3(g)(iii): On March 11, 2014, the Company's Board of Directors approved an Equity Compensation Plan for the year 2014 for members of the Board of Directors, Officers, and high performing employees and contractors of the Company. The Company set aside Five Hundred Million (500,000,000) shares of its common stock for certain issuances to implement the Plan. The shares are to be registered in the form of an S-8 Registration with the United States Securities and Exchange Commission.

- 3(g)(iv): Borrowing or incurrence of any indebtedness since the fiscal quarter ended September 30, 2013 (see Section 3(i) for additional information):

Tangiers Investors, LP	10/9/2013	$23,500.00
Tangiers Investors, LP	11/19/2013	$10,772.00
Tangiers Investors, LP	1/16/2014	$50,000.00
Tangiers Investors, LP	1/16/2014	$75,000.00
Tangiers Investors, LP	2/24/2014	$25,000.00

- 3(g)(vi): Issuance of any security (see Section 3(d)(ii)).

- 3(g)(vii): Waiver or release of any right or claim of the Company or cancellation of any debts or claims:

- Settlement Agreements were reached with IBC Funds, LLC, for the resolution of debts to several vendors in the amounts of $51,919.50 and $37,875.00 in February and March 2014.

- On March 12, 2014, the Company assigned a royalty agreement dated October 1, 2013, with Global Specialty Products, Inc., to Rapid Fire Marketing, Inc. ("Assignee"). In exchange for the sale of the Company's material asset, the Company will receive the sum of $10,000 in the Assignee's restricted common stock.

- On March 12, 2014, the Company entered into an Agreement to terminate an Independent Contractor Agreement with two individuals dated July 31, 2009. The Parties agreed that upon issuance of a sum of $16,000 of the Company's restricted Common stock, any obligations of the Parties to each other shall be released and discharged, and each of the Parties shall immediately be bound to comply with the terms of full release.

- On March 17, 2014, in connection with any of the agreements ("Agreements") that Tangiers Investors, LP or its affiliates (collectively, "Tangiers") may have entered into with the Company, Tangiers waived any and all preemptive rights pursuant to such Agreements including any preemptive rights to any shares (common or preferred) of the Company.

Section 3(i). Indebtedness of the Company.
Convertible Debt:
Holder: Brent Coetzee
Address: 245 Fairway Dr., Miami Beach FL, 33140

Date of Note:	11/7/2012
Principal Balance:	$40,735.66
Accrued Interest:	$5,326.22
Total Balance:	$46,061.88 (as of 3/20/14)

Holder:	Long Side Ventures LLC
Address:	1800 S Ocean Dr., PH2, Hallandale Beach, FL 33009
Date of Note:	2/28/2013
Principal Balance:	$32,873.05
Accrued Interest:	$7,881.80
Total Balance:	$40,754.85 (as of 3/20/14)

Holder:	Tangiers Investors, LP
Address:	501 W Broadway, Suite 800, San Diego, CA 92101

Notes with Tangiers Investors, LP:

Date of Note	Principal Balance (as of 3/20/14)	Accrued Interest (as of 2/28/14)	Total Balance
6/5/2012	$0.00	$2,151.73	$2,151.73
2/25/2013	$0.00	$1,184.83	$1,184.83
5/1/2013	$0.00	$686.31	$686.31
6/1/2013	$0.00	$549.04	$549.04
7/1/2013	$0.00	$539.18	$539.18
8/8/2013	$0.00	$506.51	$506.51
10/9/2013	$23,500.00	$914.25	$24,414.25
11/19/2013	$10,772.00	$298.07	$11,070.07
1/16/2014	$50,000.00	$589.04	$50,589.04
1/16/2014	$75,000.00	$883.56	$75,883.56
2/24/2014	$25,000.00	$27.40	$25,027.40
	$184,272.00	$8,329.92	$192,601.92

Non-Convertible Debt:

Holder:	Matthew L. Schissler
Address:	7380 S. Eastern Ave., #124-376, Las Vegas, NV 89123
Date of Notes:	6/29/2009, 8/26/2009
Principal Balance:	$11,500
Accrued Interest:	$0
Total Balance:	$11,500 (as of 3/20/14)

Section 3(j). Taxes.

The Company believes that it may have an outstanding tax liability of approximately $27,000 which will be addressed and resolved by a third party.

Section 3(m). Litigation.

The Company is in the process of resolving an acquisition agreement that was never closed dated February, 2013, with the owners of Miami Ice Machine Company, Inc. The Company expects the agreement will be rescinded in its entirety. Any impending liability from this agreement will be addressed and resolved by a third party.

Section 3(o). Material Contracts.
The Company is unaware of any Material Contracts which it is a party to as of the date hereof.

Section 3(p). Bank Accounts of the Company.
- Wells Fargo Bank, N.A.
Checking Account (x1637)
Authorized Signatory: Jonathan Irwin